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                    FACSIMILE  (513) 579-6957


                        December 27, 1995



Direct Dial:  (513) 579-6560



Meridian Diagnostics, Inc.
3471 River Hills Drive
Cincinnati, Ohio  45244

Gentlemen:

     We serve as your general counsel and are familiar with your Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Meridian Savings and Investment Plan which calls for the issuance of shares of Common Stock to employ-ees of the Company. Based solely upon such examination and considerations, we are of the opinion:

     1. That Meridian Diagnostics, Inc. is a duly organized and validly existing corporation under the laws of Ohio; and

     2. That the Company has taken all necessary and required corporate actions in connection with the proposed issuance of up to 150,000 shares of Common Stock pursuant to the Meridian Savings and Investment Plan and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the afore-said Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   KEATING, MUETHING & KLEKAMP


                                   BY:/s/ Paul V. Muething
                                      ________________________
                                          Paul V. Muething

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